SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. _)1

                                AstroPower, Inc.
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                                (Name of Issuer)

                          Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   04644A 10 1
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                                 (CUSIP Number)





----------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall to all other provisions of the Act (however, see the Notes).



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CUSIP NO.04644A 10 1                            Page  2  of  6   Pages
--------------------                            -----------------------

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1                     NAME OF REPORTING PERSON
                      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                      Astrosystems, Inc.
                      13-5691210
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2                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
                      GROUP*
                                        (a) |_|
                                        (b) |_|
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3                     SEC USE ONLY

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4                     CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
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              5       SOLE VOTING POWER

                      943,750
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   NUMBER OF
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING
    PERSON
     WITH
               ----------------------------------------------------------------
               6       SHARED VOTING POWER

                       -0-
               ----------------------------------------------------------------
               7       SOLE DISPOSITIVE POWER

                       943,750
               ----------------------------------------------------------------
               8       SHARED DISPOSITIVE POWER

                       -0-
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9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

               943,750
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10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*

               [   ]




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11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                11.1%
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12              TYPE OF REPORTING PERSON*

                CO
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                        *SEE INSTRUCTION BEFORE FILLING OUT!



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Item 1(a)    Name of Issuer:

         AstroPower, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:

         Solar Park
         Newark, Delaware 19716-2000

Item 2(a)    Name of Person Filing:

         Astrosystems, Inc.

Item 2(b)    Address of Principal Business Office or, if none, Residence:

         1220 Market Street, Suite 603
         Wilmington, DE 19801

Item 2(c)    Citizenship:

         Delaware

Item 2(d)    Title of Class of Securities:

         Common Shares, par value $.01 per share

Item 2(e) CUSIP Number:

         04644A 10 1

Item 3 This statement is not filed pursuant to Rule 13d-l(b) or 13d-2(b).

Item 4(a) Amount Beneficially Owned as of December 31, 1998:

         943,750

Item 4(b)    Percent of Class:

         11.1%

Item 4(c) Number of shares as to which such person has:

         (i) sole power to vote or to direct the vote: 943,750



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         (ii) shared power to vote or to direct the vote: -0-

         (iii) sole power to dispose or to direct the disposition of: 943,750

         (iv) shared power to dispose or to direct the disposition of:  -0-

Item 5    Ownership of Five Percent or Less of a Class.

         Inapplicable.

Item 6 Ownership of More than Five Percent on Behalf of Another Person.

         Inapplicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Inapplicable.

Item 8 Identification and Classification of Members of the Group.

         Inapplicable.

Item 9    Notice of Dissolution of Group.

         Inapplicable.

Item 10   Certification.

         Inapplicable.



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                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                               August 9, 1999
                                               ------------------------
                                               Date

                                               ASTROSYSTEMS, INC.

                                               By:\s\ Giblert H. Steinberg
                                               ----------------------------
                                               Gilbert H. Steinberg,
                                               Vice President







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